Exhibit 99

   Marine Products Corporation Announces Stock Split and Increased Dividend

    -- Three-for-two stock split effective March 10, 2004
    -- 50 percent increase in quarterly dividend to $0.06 per share

    ATLANTA, Jan. 27 /PRNewswire-FirstCall/ -- Marine Products Corporation (Amex: MPX) today announced that its Board of Directors has approved a three-for-two split of the Company's outstanding common stock. The split will be effected by issuing one additional share of common stock for every two shares of common stock held. The additional shares of common stock will be distributed on March 10, 2004 to holders of record at the close of business on February 10, 2004. No fractional shares will be issued. Fractional share amounts resulting from the split will be paid to shareholders in cash.
    The Board of Directors has also declared a quarterly dividend increase of 50 percent to $0.06 per share payable March 10, 2004 to common shareholders of record at the close of business February 10, 2004. The cash dividend that was declared today will be paid on the pre-split shares.
    Richard A. Hubbell, Marine Products' Chief Executive Officer stated, "Given the sustained strength in the company's stock price, we are able to make Marine Products' stock more widely available to potential investors. We are pleased that shareholders can benefit from our results through a stock split. We believe that increasing the cash dividend and splitting the stock are not only a way to reward our current stockholders, but may also potentially increase the liquidity and investment appeal of our common stock."
    Marine Products is a leading manufacturer of fiberglass boats, including Chaparral pleasure boats and Robalo sport fishing boats. Marine Products Corporation's investor Web site can be found on the Internet at www.marineproductscorp.com .

     For information contact:
     BEN M. PALMER              JIM LANDERS
     Chief Financial Officer         Corporate Finance
     404.321.7910                    404.321.2162
     irdept@marineproductscorp.com

SOURCE  Marine Products Corporation
    -0-                             01/27/2004
    /CONTACT: Ben M. Palmer, Chief Financial Officer, +1-404-321-7910, or irdept@marineproductscorp.com, or Jim Landers, Corporate Finance,
+1-404-321-2162/
    /Web site:  http://www.marineproductscorp.com /
    (MPX)

CO:  Marine Products Corporation
ST:  Georgia
IN:  MAR
SU:  DIV